UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On February 22, 2006, the Compensation Committee of the Board of Directors of American Dental Partners, Inc. (the “Company”) finalized the 2006 bonus targets for each of the executive and senior officers of the Company.

A description of the Company’s Executive Bonus Plan (the “Bonus Plan”) has been filed pursuant to Paragraph 10 (iii) of Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

The Compensation Committee of the Board of Directors has determined that all or part of the 2006 bonus for each executive and senior officer of the Company under the Bonus Plan will be tied to achievement of a target based upon earnings from operations (“EFO”) of the Company, compared to the Company’s annual operating plan for 2006 (the “2006 Plan”), with the EFO targets for some executive and senior officers based upon total Company performance and the EFO targets for other executive officers and senior officers based upon the performance of specific business units of the Company. For each officer who does not have his entire bonus tied to achievement of an EFO target, the balance of the bonus will be based upon achievement of one or more annual individual performance objectives (“APOs”). Bonuses are earned only if the applicable EFO target or APOs are achieved. However, the Committee may consider other factors in awarding bonuses and may, in its discretion, award as a discretionary bonus a portion of any bonus amount that is not earned based upon achievement of the applicable EFO target or APO.

The specific bonus parameters for the executive and senior officers are as follows:

With respect to the Chief Executive Officer, the potential bonus is equal to 80% of base salary. The entire bonus is earned if the Company achieves 2006 Plan EFO. With respect to the Chief Operating Officer, the potential bonus is equal to 100% of base salary, and 75% of the bonus is earned if the Company achieves 2006 Plan EFO. An additional 5% of base salary is earned for each percentage point by which actual EFO exceeds 2006 Plan EFO, up to the maximum of 100% of base salary. With respect to the Chief Financial Officer, the potential bonus is equal to 80% of base salary. One half of the bonus is earned if the Company achieves 2006 Plan EFO. The other half of the bonus is earned based upon achievement of APOs established by the Chief Executive Officer.

For the remaining executive and senior officers, the bonuses are capped as a certain percentage of the individual’s salary. The percentages vary depending upon the individuals’ respective positions within the Company, with 40% of base salary being the highest percentage of salary for computation of the bonus for any of the remaining executive and senior officers. These bonuses are earned based on the performance measurements outlined in the following two paragraphs.

For executive and senior officers who have management oversight responsibility for specific business units of the Company, the amount of each officer’s bonus is determined by the EFO for the business units of the Company for which that officer is responsible. If EFO for those operations equals or exceeds 2006 Plan, 100% of the bonus is earned. A sliding scale is used for EFO achievement equal to or greater than 90% of 2006 Plan, and no bonus is earned if EFO achievement is less than 90% of 2006 Plan.

For the other executive and senior officers who do not have management oversight responsibility for specific business units of the Company, one half of the bonus for each of these officers is earned if the Company achieves 2006 Plan EFO. The other half of the bonus is earned based upon the officer’s achievement of APOs established by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

February 27, 2006	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)